Exhibit 99.1

Hot Topic, Inc. Announces Quarterly Dividend

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--October 5, 2011--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) announced today that on October 4, 2011 its Board of Directors declared a regular quarterly dividend of $0.07 per share payable on October 31, 2011, to shareholders of record at the close of business on October 17, 2011.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid brands. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO 626-839-4681 x2675